Free Writing Prospectus
                                                      Filed pursuant to Rule 433
                                                          File No. 333-130755-05

Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-6 $2.46B NEW ISSUE CMBS

Joint Bks:        Banc of America Securities LLC/Bear, Stearns & Co. Inc.
Co-Lead Mgrs:     Banc of America Securities LLC/Bear, Stearns & Co. Inc.

Co-Mgrs:          Citigroup / Morgan Stanley
Rating Agencies:  Moody's and S&P

Class Size($mm)(MDY'S/S&P)  WAL  Sprd   Yld     Cpn   Mod Dur    PX
A-1      40.0    Aaa/AAA   3.09  S+13  5.1439  5.2260  2.741  100.252352
A-2     481.7    Aaa/AAA   4.80  S+21  5.2146  5.3090  4.130  100.504130
A-3     285.0    Aaa/AAA   6.96  S+28  5.3173  5.3690  5.658  100.502787
A-SB     56.8    Aaa/AAA   6.96  S+25  5.2875  5.3400  5.638  100.502494
A-4     430.1    Aaa/AAA   9.49  S+25  5.3290  5.3560  7.256  100.500735
A-1A    429.9    Aaa/AAA    **NO LONGER AVAILABLE**
A-M     246.2    Aaa/AAA   9.87  S+28  5.3659  5.3900  7.462  100.501860
A-J     193.9    Aaa/AAA   9.95  S+31  5.3974  5.4210  7.495  100.505927
B        49.2    Aa2/AA    9.95  S+37  5.4574  5.4800  7.473  100.505224
C        24.6    Aa3/AA-   9.97  S+40  5.4879  5.5100  7.477  100.506240
XP    2,400.4    Aaa/AAA   5.41  T+70  5.2890  0.4402  2.777    2.357695

Expected Timing
  Settlement - November 29, 2006
  Dated Date - November 1, 2006
  First Cpn Payment - December 10, 2006
  Rated Final - October 10, 2045

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230: NOTICE THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN
 TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE
TRANSACTIONS OR MATTERS ADDRESSED HEREIN.
INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.